Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR AUGUST

Dallas, Texas, August 5, 2014 – Southwest Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.38632 per unit, payable on August 29, 2014, to Unit holders of record on August 15, 2014. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at
http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for May 2014 and the gas production for April 2014. Preliminary production volumes are approximately 37,108 barrels of oil and 590,946 Mcf of gas. Preliminary prices are approximately $95.03 per barrel of oil and $4.62 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	37,108	590,946	$95.03	$4.62
Prior Month	27,228	327,021	$96.21	$4.69

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of July and the transition to new systems, approximately $2,192,664 of revenue received will be posted in the following month of August in addition to normal receipts during August. Since the close of business in July and prior to this press release, approximately $1,498,000 revenue has been received.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has resigned as trustee of the Trust. On May 22, 2014, Unit holders approved Southwest Bank as successor trustee, effective May 30, 2014. The new toll free customer service number for the trust is 1.855.588.7839.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Southwest Bank
(855) 588-7839